Exhibit 99.1

Notable Advances Volasertib Phase 2 Program Utilizing Proprietary Predictive Precision Medicine Platform-Guided Enrollment

●	Predictive Precision Medicine Platform (PPMP) utilized to enrich program for clinically responding patients and reduce the risk, time, and cost of drug development

●	Volasertib Phase 2 trial initiation in relapsed/refractory acute myeloid leukemia anticipated in Q2 2024, and first data in Q4 2024

●	Relapsed/refractory acute myeloid leukemia constitutes an urgent unmet medical need with typical treatment response rates of 15 percent and a median survival of 6 months or less

FOSTER CITY, CA, February 22, 2024 – Notable Labs, Ltd. (Nasdaq: NTBL) (“Notable”, “Notable Labs”), a clinical-stage therapeutics platform company developing a new class of cancer therapies based on its Predictive Precision Medicine Platform (PPMP), today announced the advancement of its volasertib Phase 2 program utilizing PPMP to enrich the study population for clinical responders. Notable is developing its lead drug asset volasertib with its proprietary PPMP for patients with relapsed/refractory acute myelogenous leukemia (r/r AML).

“PPMP’s recently reported, 100% accurate prediction of fosciclopirox’s clinical trial outcome has allowed us to eliminate an entire 30-patient cohort from the planned volasertib program, and further validated our PPMP-guided development strategy to target responding patients, improve patient outcomes and reduce the risk, time, and cost of drug development,” said Thomas Bock, M.D., Chief Executive Officer of Notable Labs.

“We in-licensed volasertib because of its robust clinical experience in Boehringer Ingelheim’s expansive Phases 1-3 program and our PPMP data that distinguished predicted volasertib-responders from predicted non-responders based on samples from patients with AML. We therefore believe that PPMP will focus volasertib’s development on clinically responding patients, boost its clinical response rate and enhance patient outcomes,” continued Dr. Bock. “The open label design of our Phase 2 trial will enable us to provide frequent data updates, and initiate a subsequent Phase 3 trial at the earliest possibility.”

Joseph Wagner, Ph.D., Chief Scientific Officer of Notable, added, “In our PPMP-guided Phase 2 trial, we are additionally leveraging important learnings from the extensive post-hoc analysis of the original Phase 2 and 3 trials. This analysis suggests that standardizing best supportive care and introducing body surface area-based dosing are likely to enhance patient responses and tolerability. We are going to include and evaluate these refinements in a small all-comers dose optimization prelude, expected to begin in Q2 2024 and be completed in Q4 2024, prior to enrolling PPMP-predicted responders.”

Volasertib Phase 2 program: Summary of expected near-term clinical milestones

●	Volasertib IND filing: Q1 2024
●	Phase 2 program initiation: Q2 2024
●	Prelude data on dose optimization: Q4 2024
●	Enrollment of first PPMP-selected patient: Q4 2024

About Volasertib

Volasertib is a PLK-1 inhibitor with demonstrated activity in AML and other tumor types, including solid tumors, with significant unmet medical need. Building on the performance of volasertib on PPMP, an important and proprietary step during Notable’s targeted in-licensing strategy and decision making, Notable will utilize PPMP to predict volasertib-responsive patients prior to their treatment, with the goal of selectively enrolling and treating those predicted responders, increasing volasertib’s response rates and overall patient outcomes, and fast-tracking volasertib’s remaining clinical development in this patient population. Volasertib was originally developed and manufactured by Boehringer Ingelheim and previously granted breakthrough therapy designation by the FDA. Notable in-licensed volasertib and obtained exclusive worldwide development and commercialization rights, except for certain rare pediatric cancers.

About the Volasertib Phase 2 trial

Notable’s single-arm, open-label Phase 2 study of volasertib combined with decitabine in r/r AML patients is designed to achieve two objectives: i) to confirm the optimized tolerability profile suggested by volasertib’s Phase 3 post-hoc analysis through the introduction of body-surface area-based volasertib dosing and standardizing best supportive care, and ii) to evaluate the clinical impact of volasertib treatment on selectively enrolled r/r AML patients who are predicted to clinically respond, based on PPMP testing of their blood or bone marrow samples (PPMP-predicted responders). Parallel primary endpoints are i) a positive predicted response rate and ii) a per-protocol response assessment of complete remission and overall survival.

The Phase 2 program is designed to include a non-selective dose optimization prelude expected to enroll a small cohort of all-comers patients with r/r AML. This dose optimization prelude will evaluate the use of standardized best supportive care and body surface area-based dosing prior to beginning the prospective PPMP-based patient selection. Data on patient safety, tolerability, and efficacy, including overall safety, response and duration of response, will be evaluated.

About Notable Labs, Ltd.

Notable Labs is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (PPMP), Notable aims to predict whether or not a patient is likely to respond to a specific therapeutic. The PPMP platform is designed to identify and select clinically responsive patients prior to their treatment, potentially fast-tracking clinical development. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way patients seek and receive treatments that work best for them.

Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, with a greater likelihood of success than traditional drug development. By transforming historical standards of care, Notable aims to create a dramatically positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at www.notablelabs.com and follow us @notablelabs.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Notable’s future operations and goals; the potential benefits of any therapeutic candidates or platform technologies of Notable; the timing of any clinical milestones of Notable’s therapeutic candidates; the cash runway of the combined company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and are based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Notable’s control. Notable’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (ii) risks related to the inability of Notable to obtain sufficient additional capital to continue to advance these product candidates and any preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) risks associated with Notable’s future financial and operating results, including its ability to become profitable; (vi) Notable’s ability to retain key personnel; (vii) Notable’s ability to manage the requirements of being a public company; (viii) uncertainties relating to the Israel-Hamas war; (ix) Notable’s ability to obtain orphan drug designation, and the associated benefits, for any of its drug candidates; (x) Notable’s inability to obtain regulatory approval for any of its drug candidates; and (xi) changes in, or additions, to international, federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pharmaceutical regulations, and other regulations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (“SEC”), including the factors described in the section titled “Risk Factors” in the Registration Statement of Vascular Biogenics Ltd. on Form S-4, as filed with the SEC on September 1, 2023, the Quarterly Report on Form 10-Q of Notable Labs, Ltd. as filed with the SEC on November 14, 2023, and in other subsequent filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Notable expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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